Exhibit 99.1

IAC REPORTS Q1 RESULTS

NEW YORK— April 29, 2009—IAC (Nasdaq: IACI) released first quarter 2009 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q1 2009	Q1 2008	Growth
Revenue	$332.0	$370.7	-10%

Operating Income Before Amortization	(3.2)	18.6	NM
Adjusted Net Income	(3.0)	10.6	NM
Adjusted EPS	(0.02)	0.07	NM

Operating Loss	(33.1)	(11.1)	-198%
Net (Loss) Income	(28.4)	52.8	NM
GAAP Diluted EPS	(0.19)	0.38	NM

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•

Q1 Revenue and profit declines reflect broader economic pressures on advertising, coupled with certain actions we have taken that have improved the consumer experience and usage metrics on Ask.com, but have reduced monetization in the short-term.

•	Q1 Net Income in the prior year included income from the discontinued operations of HSN, Interval, Ticketmaster and Tree.com, which were spun off on August 20, 2008.

•	Q1 Free Cash Flow was $40 million, up 93% over the prior year, while cash flow from operating activities attributable to continuing operations was $49 million, up 33% over the prior year.

•	IAC repurchased 3 million common shares at an average price of $15.15 per common share between February 3, 2009 and April 24, 2009.

•	IAC ended Q1 with $2 billion in cash and marketable securities.

Principal Areas of Focus:

•

Search: The Ask Network became the 6th ranked U.S. property in January; its highest ranking ever. The Dictionary.com iPhone app, launched on April 8th, has been downloaded over 1 million times already and is currently in the top 10 most downloaded apps on iTunes.

•

Local: Grew the number of local merchants and user reviews strongly in Q1 and acquired Urbanspoon on February 13th. Citysearch exited beta and rolled out its new site to its entire user base in Q1 and announced a strategic partnership with MySpace to launch ‘MySpace Local’ on March 31st. Consumers have downloaded the Urbanspoon and the Citysearch local iPhone apps over 4 million times. ServiceMagic acquired Market Hardware, a provider of online marketing solutions for small and medium sized businesses, on January 23rd.

•

Personals: Worldwide subscribers grew 6% in Q1 driven by gains in the U.S., the UK and Japan. Match announced an agreement to sell Match Europe for shares of Meetic and a promissory note, with a total current value of approximately $140 million.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q1 2009	Q1 2008	Growth
	$ in millions
Revenue
Media & Advertising	$167.6	$215.5	-22%
Match	90.1	90.5	-1%
ServiceMagic	31.4	28.9	8%
Emerging Businesses	44.0	43.8	1%
Intercompany Elimination	(1.0)	(8.1)	87%
	$332.0	$370.7	-10%
Operating Income Before Amortization
Media & Advertising	$10.1	$37.5	-73%
Match	9.9	10.1	-2%
ServiceMagic	2.8	6.1	-54%
Emerging Businesses	(11.1)	(7.8)	-41%
Corporate	(15.0)	(27.4)	45%
	$(3.2)	$18.6	NM
Operating (Loss) Income
Media & Advertising	$1.1	$31.3	-97%
Match	9.7	7.1	37%
ServiceMagic	2.0	5.6	-64%
Emerging Businesses	(12.7)	(9.3)	-36%
Corporate	(33.3)	(45.8)	27%
	$(33.1)	$(11.1)	-198%

Media & Advertising

Media & Advertising consists of our search properties such as Ask.com, Fun Web Products, and Dictionary.com, our local business, Citysearch, and our distribution business, which includes distributed search, sponsored listings and toolbars.

Media & Advertising revenue reflects a sharp decline in network revenue, resulting from the de-emphasis of certain partner relationships beginning in Q1 2008 in conjunction with the renewed partnership with Google. The full impact of this de-emphasis will be fully anniversaried beginning in Q2. Revenue declines also reflect fewer queries across proprietary properties, particularly at Fun Web Products and Ask.com, partially offset by continued growth in partners and queries at the Ask toolbar business and the inclusion of Dictionary.com (acquired July 3, 2008). Query declines at Ask.com were mitigated by our new relationship with NASCAR and trends improved throughout the quarter. Meanwhile, revenue per query declines at Ask.com reflect fewer clicks per visit and a decrease in cost per click. Users continue to click fewer times per visit as a result of the relaunched site’s improved user experience. Citysearch’s revenue declined reflecting a difficult display advertising environment, however, user reviews and the number of locations covered by Citysearch’s editorial voice continued to grow.

Media & Advertising profit declines reflect lower overall revenue and increased advertising and related expenses associated with our NASCAR partnership. Operating income reflects an increase of $2.3 million in amortization of non-cash marketing.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Revenue declined slightly reflecting a 15% decrease in revenue per subscriber in international markets, due primarily to the unfavorable impact of foreign exchange rates. Excluding the impact of foreign exchange rates, international revenue grew and overall revenue grew 6%. International revenue declines were offset by a 9% increase in U.S. subscribers due in part to continuing improvements in features and functionality. Operating Income Before Amortization declines reflect $3.3 million in expenses associated with the pending sale of Match Europe to Meetic (announced February 19), partially offset by lower customer acquisition costs as a percentage of revenue, due to lower partner related costs in the current period. Operating income benefited from a decrease in amortization of non-cash marketing of $2.8 million.

ServiceMagic

ServiceMagic revenue benefited from an increase in active service providers and a 13% increase in service requests driven by increased marketing efforts. Revenue and profits were adversely impacted by a shift in the mix of service requests from higher margin discretionary home repair and improvement requests to lower margin requests, due primarily to the general economic slowdown. Operating Income Before Amortization declines also reflect increased marketing costs with growth in service requests from paid channels outpacing free requests, and higher operating expenses primarily associated with the expansion of the sales force. Operating income reflects an increase in amortization of intangibles of $0.3 million.

Emerging Businesses

Emerging Businesses include Shoebuy, Pronto.com, InstantAction.com, Connected Ventures, RushmoreDrive.com, VSL, Life123.com and The Daily Beast. Revenue for the period primarily reflects growth at Pronto.com, driven primarily by continued improvements in customer acquisition and monetization, and growth at Shoebuy, largely offset by the lower revenue from ReserveAmerica in the current year period as a result of its sale to The Active Network on January 31, 2009. Operating Income Before Amortization declines are due primarily to investment in The Daily Beast and InstantAction.com, partially offset by profit growth at Pronto.com. Operating loss was further impacted by a goodwill impairment charge of $1.1 million related to our gift card business, which was subsequently sold in Q2 2009, and by decreases in amortization of intangibles and non-cash compensation expense of $0.6 million and $0.3 million, respectively.

Corporate

Corporate expenses for the prior year period included $8.6 million in expenses related to the spin-offs. Corporate expenses in the current year period benefited from lower professional fees and depreciation.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Other income (expense) in Q1 2008 included gains of $6.6 million related to the increase in the fair value of the derivative assets created in connection with the HSE sale and the Expedia spin-off. Equity in income of unconsolidated affiliates in Q1 2008 included $7.2 million in income related to Jupiter Shop Channel which was sold on December 8, 2008.

The effective tax rate for continuing operations was 8% in Q1 2009 on a pre-tax loss of $32.6 million.  The tax provision for adjusted net income was $0.5 million in Q1 2009 on a pre-tax loss of $2.6 million.  The continuing operations effective tax rate, which was lower than the statutory rate of 35%, and the adjusted net income tax provision, despite a pre-tax loss, were due principally to an increase in the valuation allowance on deferred tax assets related to losses from equity investments, non-deductible Meetic related transaction costs, interest on tax contingencies and state taxes, partially offset by foreign income taxed at lower rates. In Q1 2008 the Company recorded a tax provision for continuing operations of $4.0 million on pre-tax income of $0.6 million.  The effective tax rate for adjusted net income was 57% in Q1 2008.  These effective tax rates were higher than the statutory rate of 35% due principally to non-deductible costs related to the spin-offs, a write-off of a deferred tax asset related to executive compensation and state taxes, partially offset by foreign income taxed at lower rates.  The Q1 2008 effective tax rate for continuing operations was also impacted by interest on tax contingencies.

OPERATING METRICS

	Q1 2009	Q1 2008	Growth
MEDIA & ADVERTISING
Revenue by traffic source (a)

Proprietary	70%	62%
Network	30%	38%

MATCH
Paid Subscribers (000s)	1,438	1,352	6%

SERVICEMAGIC
Service Requests (000s) (b)	996	881	13%
Accepts (000s) (c)	1,319	1,176	12%

(a)    Proprietary includes, but is not limited to, Ask.com, Fun Web Products, Dictionary.com, and Evite. Network includes, but is not limited to, distributed search, sponsored listings, and toolbars.

(b)   Fully completed and submitted customer requests for service on ServiceMagic.

(c)    The number of times “Service Requests” are accepted by Service Professionals. A “Service Request” can be transmitted to and accepted by more than one Service Professional.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

LIQUIDITY AND CAPITAL RESOURCES

During Q1, IAC repurchased 2.4 million shares at an average price of $14.98 per share. IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of March 31, 2009, IAC had approximately $2 billion in cash and marketable securities, and $95.8 million in long-term debt.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	4/24/09	Dilution at:

Share Price			$16.38	$20.00	$25.00	$30.00	$35.00

Absolute Shares as of 4/24/09	149.6		149.6	149.6	149.6	149.6	149.6

RSUs and Other	4.2		4.1	3.9	3.8	3.6	3.6
Options	16.0	$21.00	0.3	1.5	3.5	5.2	6.6
Warrants	18.4	$28.01	0.0	0.0	0.0	1.5	3.7

Total Treasury Method Dilution			4.4	5.5	7.3	10.3	13.8
% Dilution			2.9%	3.5%	4.7%	6.5%	8.5%
Total Treasury Method Diluted Shares Outstanding			154.0	155.1	157.0	160.0	163.5

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q1 financial results on Wednesday, April 29, 2009, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2009	2008

Revenue	$332,010	$370,656
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	123,609	137,835
Selling and marketing expense	122,213	113,766
General and administrative expense	73,634	80,594
Product development expense	18,088	21,452
Depreciation	16,214	17,259
Amortization of non-cash marketing	2,305	2,796
Amortization of intangibles	8,015	8,062
Goodwill impairment	1,056	—
Total costs and expenses	365,134	381,764

Operating loss	(33,124)	(11,108)

Other income (expense):
Interest income	3,728	8,073
Interest expense	(1,464)	(11,978)
Equity in (losses) income of unconsolidated affiliates	(1,847)	5,779
Other income	146	9,817
Total other income, net	563	11,691

(Loss) earnings from continuing operations before income taxes	(32,561)	583
Income tax benefit (provision)	2,679	(4,036)
Loss from continuing operations	(29,882)	(3,453)
Income from discontinued operations, net of tax	1,238	55,939
Net (loss) earnings	(28,644)	52,486
Net loss attributable to noncontrolling interest	258	330
Net (loss) earnings attributable to IAC shareholders	$(28,386)	$52,816

Per share information attributable to IAC shareholders:
Basic loss per share from continuing operations	$(0.20)	$(0.02)
Diluted loss per share from continuing operations	$(0.20)	$(0.02)

Basic (loss) earnings per share	$(0.19)	$0.38
Diluted (loss) earnings per share	$(0.19)	$0.38

Non-cash compensation expense by function:
Cost of revenue	$824	$817
Selling and marketing expense	954	945
General and administrative expense	15,444	15,692
Product development expense	1,358	1,432
Total non-cash compensation expense	$18,580	$18,886

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	March 31,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$1,792,795	$1,744,994
Marketable securities	216,528	125,592
Accounts receivable, net	91,762	98,402
Other current assets	223,036	217,798
Total current assets	2,324,121	2,186,786

Property and equipment, net	313,196	326,961
Goodwill	1,894,740	1,910,295
Intangible assets, net	390,896	386,756
Long-term investments	141,221	120,582
Other non-current assets	309,526	319,218
TOTAL ASSETS	$5,373,700	$5,250,598

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Accounts payable, trade	$54,238	$52,833
Deferred revenue	59,518	50,886
Accrued expenses and other current liabilities	199,341	182,285
Total current liabilities	313,097	286,004

Long-term obligations	95,844	95,844
Income taxes payable	406,814	403,043
Other long-term liabilities	23,204	15,400
Redeemable noncontrolling interest	27,541	22,771

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	222	210
Class B convertible common stock	16	16
Additional paid-in capital	11,267,536	11,112,014
Retained earnings	199,059	227,445
Accumulated other comprehensive (loss) income	(8,714)	2,180
Treasury stock	(6,950,919)	(6,914,329)
Total shareholders’ equity	4,507,200	4,427,536
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,373,700	$5,250,598

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOW

(unaudited; $ in thousands)

	Three Months Ended March 31,
	2009	2008

Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings	$(28,644)	$52,486
Less: income from discontinued operations, net of tax	(1,238)	(55,939)
Loss from continuing operations	(29,882)	(3,453)
Adjustments to reconcile loss from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	16,214	17,259
Amortization of intangibles	8,015	8,062
Goodwill impairment	1,056	—
Non-cash compensation expense	18,580	18,886
Amortization of non-cash marketing	2,305	2,796
Deferred income taxes	(3,937)	(5,181)
Equity in losses (income) of unconsolidated affiliates	1,847	(5,779)
Net increase in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	—	(6,586)
Changes in current assets and liabilities:
Accounts receivable	1,778	13,364
Other current assets	1,633	(9,261)
Accounts payable and other current liabilities	19,122	(8,859)
Income taxes payable	2,518	9,822
Deferred revenue	6,751	3,579
Other, net	2,699	1,951
Net cash provided by operating activities attributable to continuing operations	48,699	36,600
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(11,537)	(4,717)
Capital expenditures	(8,580)	(15,848)
Proceeds from sales and maturities of marketable securities	26,386	181,035
Purchases of marketable securities	(118,033)	(35,971)
Purchases of long-term investments	(1,211)	(48,391)
Other, net	(8,402)	347
Net cash (used in) provided by investing activities attributable to continuing operations	(121,377)	76,455
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(29,176)	(145,590)
Issuance of common stock, net of withholding taxes	148,778	(6,016)
Excess tax benefits from stock-based awards	86	195
Other, net	1,054	262
Net cash provided by (used in) financing activities attributable to continuing activities	120,742	(151,149)
Total cash provided by (used in) continuing operations	48,064	(38,094)
Net cash (used in) provided by operating activities attributable to discontinued operations	(527)	112,966
Net cash used in investing activities attributable to discontinued operations	—	(430,250)
Net cash used in financing activities attributable to discontinued operations	—	(8,582)
Total cash used in discontinued operations	(527)	(325,866)
Effect of exchange rate changes on cash and cash equivalents	264	12,708
Net increase (decrease) in cash and cash equivalents	47,801	(351,252)
Cash and cash equivalents at beginning of period	1,744,994	1,585,302
Cash and cash equivalents at end of period	$1,792,795	$1,234,050

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Three Months Ended March 31,
	2009	2008
Net cash provided by operating activities attributable to continuing operations	$48.7	$36.6
Capital expenditures	(8.6)	(15.8)
Free Cash Flow	$40.1	$20.8

For the three months ended March 31, 2009, consolidated Free Cash Flow increased by $19.4 million from the prior year period due principally to the payment of discretionary cash bonuses for 2007 in Q1 2008 while cash bonuses for 2008 were paid in Q4 2008. The increase also reflects lower capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended March 31,
	2009	2008

Diluted (loss) earnings per share	$(0.19)	$0.38
GAAP diluted weighted average shares outstanding	147,776	139,383
Net (loss) earnings attributable to IAC shareholders	$(28,386)	$52,816
Non-cash compensation expense	18,580	18,886
Amortization of non-cash marketing	2,305	2,796
Amortization of intangibles	8,015	8,062
Goodwill impairment	1,056	—
Net increase in the fair value of the derivatives created in the HSE sale and the Expedia spin-off	—	(6,594)
Gain on sale of VUE interests and related effects	1,516	1,619
Discontinued operations, net of tax	(1,238)	(55,939)
Impact of income taxes and noncontrolling interest	(4,857)	(11,054)
Adjusted Net Income	$(3,009)	$10,592

Adjusted EPS weighted average shares outstanding	147,776	146,510

Adjusted EPS	$(0.02)	$0.07

GAAP Basic weighted average shares outstanding	147,776	139,383
Options, warrants and RSUs, treasury method	—	—
Conversion of convertible preferred and convertible notes (if applicable)	—	—
GAAP Diluted weighted average shares outstanding	147,776	139,383
Options, warrants and RSUs, treasury method not included in diluted shares above	—	3,739
Impact of RSUs and convertible preferred and notes (if applicable), net	—	3,388
Adjusted EPS shares outstanding	147,776	146,510

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

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IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended March 31, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Goodwill impairment	Operating income (loss)
Media & Advertising	$10.1	$(0.1)	$(2.3)	$(6.6)	$—	$1.1
Match	9.9	(0.1)	—	(0.1)	—	9.7
ServiceMagic	2.8	(0.1)	—	(0.6)	—	2.0
Emerging Businesses	(11.1)	0.1	—	(0.7)	(1.1)	(12.7)
Corporate	(15.0)	(18.3)	—	—	—	(33.3)
Total	$(3.2)	$(18.6)	$(2.3)	$(8.0)	$(1.1)	(33.1)
Other income, net						0.6
Loss from continuing operations before income taxes						(32.6)
Income tax benefit						2.7
Loss from continuing operations						(29.9)
Income from discontinued operations, net of tax						1.2
Net loss						(28.6)
Net loss attributable to noncontrolling interest						0.3
Net loss attributable to IAC shareholders						$(28.4)

Supplemental: Depreciation
Media & Advertising	$8.5
Match	2.4
ServiceMagic	0.8
Emerging Businesses	1.7
Corporate	2.8
Total depreciation	$16.2

	For the three months ended March 31, 2008
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of non-cash marketing	Amortization of intangibles	Operating income (loss)
Media & Advertising	$37.5	$—	$—	$(6.2)	$31.3
Match	10.1	—	(2.8)	(0.2)	7.1
ServiceMagic	6.1	(0.2)	—	(0.4)	5.6
Emerging Businesses	(7.8)	(0.2)	—	(1.2)	(9.3)
Corporate	(27.4)	(18.5)	—	—	(45.8)
Total	$18.6	$(18.9)	$(2.8)	$(8.1)	(11.1)
Other income, net					11.7
Earnings from continuing operations before income taxes					0.6
Income tax provision					(4.0)
Loss from continuing operations					(3.5)
Income from discontinued operations, net of tax					55.9
Net earnings					52.5
Net loss attributable to noncontrolling interest					0.3
Net earnings attributable to IAC shareholders					$52.8

Supplemental: Depreciation
Media & Advertising	$9.5
Match	2.1
ServiceMagic	0.8
Emerging Businesses	1.6
Corporate	3.3
Total depreciation	$17.3

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IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures and preferred dividends paid by IAC. In addition, Free Cash Flow excludes tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE24, Jupiter Shop Channel, EPI and an internal restructuring due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

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IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on December 31, 2009 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Income or expense reflecting changes in the fair value of the derivative asset created in the HSE sale is excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative are non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash – but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

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OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with Google, continuing adverse economic conditions, or the worsening thereof, in any of the markets or industries in which IAC’s businesses operate or generally, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 35 leading and diversified Internet businesses across 40 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com/.

Contact Us

IAC Investor Relations

Eoin Ryan

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7280 / 7470

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

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SEE IMPORTANT NOTES AT END OF THIS DOCUMENT